Exhibit 99.1

FTE Networks Announces $50.7 Million of Revenue for Second Quarter 2017

Company Records $8.3 Million in Gross Profit

NAPLES, FL (August 22, 2017) – FTE Networks, Inc. (OTCQX: FTNW) (“FTE,” “we,” “us” or the “Company”), a leading provider of innovative technology-oriented solutions for smart platforms, network infrastructure and buildings, announced its financial results for the period ended June 30, 2017. The Company has filed its quarterly report on Form 10-Q with the Securities and Exchange Commission.

2nd Quarter Highlights:

●	Closed Acquisition of Benchmark Builders, Inc. (“Benchmark”)

●	$50.7M in Revenues

●	$8.3M in Gross Profit

●	$2.3M in Adjusted Operating Income

●	$12M in Shareholder Equity

●	Combined Backlog of approximately $347M

Three Months Ended June 30, 2017

FTE reported $50.7 in consolidated revenues for the three months ended June 30, 2017, compared to $3.2M reported for the same period in 2016. The Company reported a gross profit of $8.3M, and a gross margin of 16 percent, compared to $1.2M and 39 percent for the same period in 2016. The Company recorded an operating loss of ($2.3M) and a net loss of ($5.1) or ($0.04) per share for the three months ended June 30, 2017, compared to an operating loss of ($435,000) and a net loss of ($1.1M) or ($0.02) for the same period in 2016. Adjusted operating income for the three-months ended June 30, 2017 was $2.3M which takes into account a total of $4.6M in one time cash and non-cash costs relating to the Benchmark acquisition. Benchmark generated revenue of $43.1M for the period April 21, 2017 through June 30, 2017.

Benchmark is a leading construction management company. The acquisition of Benchmark, when combined with other existing FTE network services, results in a new technology, network, and infrastructure solutions platform previously unavailable to the market. FTE now provides end-to-end design, build and support solutions for state-of-the-art networks and commercial properties to create the most transformative smart platforms and buildings.

“Our record revenue and gross profit is largely attributable to the successful integration of our transformational acquisition of Benchmark”, stated Mr. Michael Palleschi, Chief Executive Officer and President of FTE. “Management is extremely pleased with our current growth trajectory as we leverage our three distinct and complimentary lines of business. We are ecstatic with the positive momentum that we have built since closing the Benchmark transaction. The current market offers a large value proposition for us, as we continue to integrate Benchmark and enhance our consolidated service offerings. Together with our network and infrastructure services, our first-in-kind multi-edge computing solution, stellar service offerings, and Benchmark’s pedigree, we expect to deliver continued gains as we execute on our proven business strategy.”

About FTE Networks, Inc.

FTE Networks, Inc. (FTNW) is a leading provider of innovative technology-oriented solutions for smart platforms, network infrastructure and buildings. FTE’s three complementary businesses are FTE Networks Services (network infrastructure solutions); CrossLayer, Inc. (managed network services with a first-of-its-kind advanced network and cloud platform); and Benchmark Builders, Inc. (construction management), which provides end-to-end design, build and support solutions for state-of-the-art networks and commercial properties to create the most transformative smart platforms and buildings. FTE’s businesses are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of innovative projects and services. The company works with Fortune 100/500 companies, including some of the world’s leading communications services providers. FTE Networks and its subsidiaries operate eight lines of business: Data Center Infrastructure, Fiber Optics, Wireless Integration, Network Engineering, Internet Service Provider, Construction Management, General Contracting and Pre-Construction Services. With more than 200 employees, FTE and its entities have operations in 17 states. For more information, please visit www.ftenet.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expect,” “intend,” “plan,” “trajectory,” “strategy” or similar expressions and/or references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on FTE’s current expectations, beliefs, and assumptions regarding future developments and their potential effects on FTE. Specifically, the statements: “Management is extremely pleased with our current growth trajectory as we leverage our three distinct and complimentary lines of business”; “We are ecstatic with the positive momentum that we have built since closing the Benchmark transaction”; “The current market offers a large value proposition for us, as we continue to integrate Benchmark and enhance our consolidated service offerings”; and “Together with our network and infrastructure services, our first-in-kind multi-edge computing solution, stellar service offerings, and Benchmark’s pedigree, we expect to deliver continued gains as we execute on our proven business strategy” are highly dependent on the Company’s success in integrating Benchmark as well as its success in leveraging its collective service offerings and executing its business strategy. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTE’s current expectations and beliefs concerning future developments and their potential effects on FTE. Furthermore, there is no assurance that future developments affecting FTE will be those anticipated by FTE and FTE undertakes no obligation to publicly update or revise any forward-looking statements, whether written or oral, that may be made from time-to-time, whether as a result of new information, future developments or otherwise, except as required under applicable securities laws.

Media and Investor Relations:

FTE Networks, Inc.

999 Vanderbilt Beach Road, Suite 601

Naples, FL 23108

(877) 850-4308

ir@ftenet.com

OTCQX: FTNW